UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
          CONSENT STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                            AND EXCHANGE ACT OF 1934

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                                 SIX FLAGS, INC.
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                (Name of Registrant as Specified in Its Charter)

                                  RED ZONE LLC
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                        ---------------------------------

      The letter below was issued as a press release on November 14, 2005.


           Red Zone Responds to Six Flags Comments on Consent Process

ASHBURN, Va., November 14, 2005--Red Zone LLC today issued the following letter:

Dear Fellow Six Flags Shareholder:

As part of Six Flags' continuing "say anything, do anything, attack everyone" defense to the pending shareholder referendum on the Company's performance, Six Flags is now claiming that Red Zone is trying to mislead shareholders. Nothing could be further from the truth.

There is a deadline for Six Flags shareholders to take action by written consent on Red Zone's proposal to replace three board members with its nominees, and that deadline is sixty days from the date of the earliest dated written consent submitted to the company. Any shareholder -- not just Red Zone -- can submit a signed and dated white consent card to the company and the card with the earliest date, once submitted to the company, would set the 60-day deadline. It is not the date that a shareholder delivers a signed consent to the company that starts the sixty day period. What counts is the actual date on the card.

As shareholders are undoubtedly aware, Red Zone has been soliciting written consents since the October 24th record date established by the Six Flags board and has received signed and dated white consent cards. Additional cards may be submitted to Red Zone or the Company, some of which could have an earlier date. Contrary to management's most recent statements, the window for Red Zone to solicit consents from shareholders therefore coincides with the timetable management has announced for its sales process and Red Zone's consent solicitation could expire before the results of management's endless, non-time limited sales process are known.

In fact, when asked during the company's earnings conference call last week, "do you have an estimated deadline for when those consent solicitations might be due? It just seems it would be around mid-December," Six Flags' CEO Kiernan Burke then said:

"I think actually late December is the time period you're referring to. . . . We don't know what consents, if any, are signed until they're presented to the Company. But the windows would be roughly between October 24, and the end of the year."

Now, as an obvious and desperate tactic to delay shareholders from submitting their consents, the Company is contradicting itself by suggesting that an official announcement must be made for a deadline to exist. Shareholders should not be misled by management's statements that "so far, no consents have been submitted" and that "Snyder controls the process."

We urge Red Zone shareholders to see through management's stall and delay tactics and submit their WHITE consent cards today. A vote for Red Zone will NOT stop the sales process; it will be a vote FOR legitimacy, accountability and protection against management entering into a self-interested transaction for an unattractive price.

Red Zone LLC is a Virginia-based private investment group. Daniel M. Snyder, owner of the Washington Redskins NFL franchise, is a managing member of the organization.

                                      # # #

Contact:
Red Zone LLC
Karl Swanson, 703-726-7135
swansonk@redskins.com